Exhibit 99.1

July 7, 2015

Electronic Filing and US Mail

Jeffrey Gaudiosi

Executive Secretary

Public Utilities Regulatory Authority

10 Franklin Square

New Britain, CT 06051

Re: Docket No. 15-03-45 – Joint Application of Iberdrola, S.A., Iberdrola USA, Inc., Iberdrola USA Networks USA, Inc., Green Merger Sub, Inc. and UIL Holdings Corporation for Approval of a Change of Control

Dear Mr. Gaudiosi:

Iberdrola, S.A., Iberdrola USA, Inc., Iberdrola USA Networks, Inc., Green Merger Sub, Inc. and UIL Holdings Corporation (“Applicants”) understand the issues and concerns set forth in the Public Utilities Regulatory Authority’s (the “Authority”) Proposed Final Decision dated June 30, 2015, as well as the considerations in the Authority’s ruling on Motion 27, dated July 1, 2015.

Accordingly, the Applicants hereby withdraw the pending application, in order to have the docket terminated as of this date and the remaining procedural schedule cancelled, which would, in turn, facilitate the Applicants’ filing of a new application for a change of control of UIL Holdings Corporation and the UIL companies in a manner that we believe will address the points and guidance included in the Proposed Final Decision and the July 1, 2015 ruling on Motion 27. The Applicants intend to submit the new application by the end of July. We have discussed this letter with the Office of Consumer Counsel and the Attorney General’s office and they have authorized us to state that they support this process.

The first undersigned counsel certifies that this filing is being made electronically and that the electronic filing is complete. Said counsel also certifies that a copy is being provided by electronic mail, hand delivery, and/or first class mail, postage prepaid, to all parties and participants of record according to the Authority’s Service List for this docket as of this date.

Should you have any questions concerning the foregoing, please contact the undersigned at your convenience.

Very truly yours,

Iberdrola, S.A., Iberdrola USA, Inc.,

Iberdrola USA Networks, Inc., and Green Merger Sub, Inc.

By:	/s/ Frederic Lee Klein

UIL Holdings Corporation

By:	/s/ Sigrid E. Kun